As filed with the Securities and Exchange Commission on December 19, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PLANET PAYMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4084693
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

670 Long Beach Blvd.
Long Beach, New York 11561

(Address of Principal Executive Offices)  (Zip Code)

2000 Stock Incentive Plan

2006 Equity Incentive Plan

2012 Equity Incentive Plan

2012 Employee Stock Purchase Plan

(Full Title of the Plans)

Philip D. Beck

Chief Executive Officer and President

Planet Payment, Inc.
670 Long Beach Blvd.
Long Beach, New York 11561

(Name and Address of Agent For Service)

(516) 670-3200

(Telephone Number, including area code, of agent for service)

Please send copies of all communications to:

Robert A. Freedman, Esq. Michael A. Brown, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Graham N. Arad, Esq. Director, Senior Vice President and General Counsel Planet Payment, Inc. 670 Long Beach Blvd. Long Beach, New York 11561 (516) 670-3200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share
- Outstanding under the 2000 Stock Incentive Plan	50,000	(2)	$4.00	(3)	$200,000	$27
- Outstanding under the 2006 Stock Incentive Plan	8,580,650	(4)	$2.33	(5)	$19,992,915	$2,727
- Outstanding under the 2012 Equity Incentive Plan	94,500	(6)	$3.64	(7)	$343,980	$47
- To be issued under the 2012 Equity Incentive Plan	6,238,970	(8)	$3.55	(9)	$22,148,344	$3,021
- To be issued under the 2012 Employee Stock Purchase Plan	800,000	(10)	$3.02	(11)	$2,416,000	$330
TOTAL	15,764,120				$45,101,239	$6,152	(12)

(1)              Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)              Represents shares subject to issuance upon the exercise of stock options outstanding under the 2000 Stock Incentive Plan as of the date of this Registration Statement.  To the extent outstanding stock options under the 2000 Stock Incentive Plan are forfeited or lapse unexercised and the shares that were subject to issuance upon the exercise of such stock options would otherwise have been returned to the share reserve under the 2000 Stock Incentive Plan, the shares of Common Stock subject to such stock options instead will be available for future issuance under the 2012 Equity Incentive Plan.

(3)              Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2000 Stock Incentive Plan as of the date of this Registration Statement.

(4)              Represents shares subject to issuance upon the exercise of stock options outstanding under the 2006 Stock Incentive Plan as of the date of this Registration Statement.  To the extent outstanding stock options under the 2006 Stock Incentive Plan are forfeited or lapse unexercised and the shares that were subject to issuance upon the exercise of such stock options would otherwise have been returned to the share reserve under the 2006 Stock Incentive Plan, the shares of Common Stock subject to such stock options instead will be available for future issuance under the 2012 Equity Incentive Plan.

(5)              Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2006 Equity Incentive Plan as of the date of this Registration Statement.

(6)              Represents shares subject to issuance upon the exercise of stock options outstanding under the 2012 Equity Incentive Plan as of the date of this Registration Statement.

(7)              Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2012 Equity Incentive Plan as of the date of this Registration Statement.

(8)              Shares of common stock reserved for issuance under the 2012 Equity Incentive Plan consist of (1) 4,905,500 shares of common stock reserved and available for issuance under the 2012 Equity Incentive Plan and (b) 1,333,470 shares of common stock previously reserved but unissued under the 2006 Equity Incentive Plan on the effective date of the 2012 Equity Incentive Plan that are now available for issuance under the 2012 Equity Incentive Plan.  To the extent outstanding awards under the 2000 Stock Incentive Plan and 2006 Equity Incentive Plan, respectively, are forfeited or lapse unexercised and the shares that were subject to such outstanding awards would otherwise have been returned to the share reserve under the 2000 Stock Incentive Plan and 2006 Equity Incentive Plan, the shares of Common Stock subject to such awards instead will be available for future issuance under the 2012 Equity Incentive Plan.  See footnotes (2) and (4) above.

(9)              Calculated solely for the purposes of this offering under Rules 457(c) and (h) of the Securities Act, on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on The NASDAQ Capital Market on December 17, 2012.

(10)          Represents shares reserved for issuance under the 2012 Employee Stock Purchase Plan as of the date of this Registration Statement.

(11)          Calculated solely for the purposes of this offering under Rules 457(c) and (h) of the Securities Act, on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on The NASDAQ Capital Market on December 17, 2012, multiplied by 85%.  Pursuant to the 2012 Employee Stock Purchase Plan, the purchase price per share applicable to purchases under the 2012 Employee Stock Purchase Plan is 85% of the fair market value of the Registrant’s common stock.

(12)          On July 21, 2011, the Registrant filed a registration statement on Form S-1 (File No. 333-175705) and paid a registration fee in connection therewith in the amount of $8,708, all of which remains unused as the Form S-1 was withdrawn on December 14, 2012. Pursuant to Rule 457(p) under the Securities Act, $6,152 of the unused fees paid in connection with the above-referenced registration statement on Form S-1 is offset against the currently due registration fee of $6,152 in connection with this Registration Statement.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.         Incorporation of Documents by Reference.

Pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)         the Registrant’s Registration Statement on Form 10 effective as of December 14, 2012 pursuant to Section 12(b) of the Securities Exchange Act of 1934 (Registration No. 001-35699) (the “Form 10”), which includes a description of the Registrant’s common stock, and including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission.  Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•                  any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•                  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•                  any transaction from which the director derived an improper personal benefit.

•                  As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws to be effective upon the effectiveness of this registration statement provide that:

•                  the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•                  the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•                  the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•                  the rights conferred in the bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

One of Registrant’s directors (Shane Kim) is also indemnified by his employer with regard to his service on the Registrant’s Board of Directors.

See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Form of Restated Certificate of Incorporation of the Registrant.	10	001-35699	3.2	October 11, 2012

4.2	Form of Restated Bylaws of the Registrant	S-1	333-175705	3.4	January 31, 2012

4.3	Form of Registrant’s common stock certificate.	10	001-35699	4.1	October 25, 2012

5.1	Opinion and Consent of Fenwick & West LLP.					X

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.					X

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.					X

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
23.3	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (incorporated by reference to Page II-5 of this Registration Statement).					X

99.1	2000 Stock Incentive Plan and forms of stock option agreement and stock option exercise agreement.	S-1	333-175705	10.2	July 21, 2011

99.2	2006 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement.	S-1	333-175705	10.3	July 21, 2011

99.3	2012 Equity Incentive Plan and forms of notice of stock option award and stock option award agreement, notice of restricted stock award and restricted stock agreement, notice of stock appreciation right award and stock appreciation right award agreement, and notice of restricted stock unit award and restricted stock unit award agreement.	10	001-35699	10.4	October 11, 2012

99.4	2012 Employee Stock Purchase Plan, to be in effect upon the effectiveness of this registration statement, and form of subscription agreement.	10	001-35699	10.5	October 11, 2012

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of New York, on this 19th day of December, 2012.

Planet Payment, Inc.

By:	/s/ Philip D. Beck
Philip D. Beck
Chairman of the Board of Directors, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Planet Payment, Inc., a Delaware corporation, do hereby constitute and appoint Philip D. Beck, Chairman of the Board of Directors, Chief Executive Officer and President, Robert J. Cox III, Senior Vice President, Chief Financial Officer and Treasurer, and Graham N. Arad, Director, Senior Vice President and General Counsel, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip D. Beck	Chairman of the Board of Directors, Chief Executive Officer and President	December 19, 2012
Philip D. Beck	(Principal Executive Officer)

/s/ Robert J. Cox III	Senior Vice President, Chief Financial Officer and Treasurer	December 19, 2012
Robert J. Cox III	(Principal Financial Officer and Principal Accounting Officer)

/s/ Graham N. Arad	Director, Senior Vice President and General Counsel	December 19, 2012
Graham N. Arad

/s/ Lady Barbara T. Judge	Director	December 19, 2012
Lady Barbara T. Judge

/s/ Jonathan Kaiden	Director	December 19, 2012
Jonathan Kaiden

/s/ Shane H. Kim	Director	December 19, 2012
Shane H. Kim

/s/ Cameron R. M. McColl	Director	December 19, 2012
Cameron R. M. McColl

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Form of Restated Certificate of Incorporation of the Registrant.	10	001-35699	3.2	October 11, 2012

4.2	Form of Restated Bylaws of the Registrant	S-1	333-175705	3.4	January 31, 2012

4.3	Form of Registrant’s common stock certificate.	10	001-35699	4.1	October 25, 2012

5.1	Opinion and Consent of Fenwick & West LLP.					X

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.					X

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.					X

23.3	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (incorporated by reference to Page II-5 of this Registration Statement).					X

99.1	2000 Stock Incentive Plan and forms of stock option agreement and stock option exercise agreement.	S-1	333-175705	10.2	July 21, 2011

99.2	2006 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement.	S-1	333-175705	10.3	July 21, 2011

99.3	2012 Equity Incentive Plan and forms of notice of stock option award and stock option award agreement, notice of restricted stock award and restricted stock agreement, notice of stock appreciation right award and stock appreciation right award agreement, and notice of restricted stock unit award and restricted stock unit award agreement.	10	001-35699	10.4	October 11, 2012

99.4	2012 Employee Stock Purchase Plan, to be in effect upon the effectiveness of this registration statement, and form of subscription agreement.	10	001-35699	10.5	October 11, 2012